Exhibit 10.3

Sunstone Hotel Investors, Inc.

Executive Incentive Plan

Section 1. Purposes. The purpose of the Sunstone Hotel Investors, Inc. Executive Incentive Plan (the “Plan”) is to attract, retain and motivate selected executive officers of Sunstone Hotel Investors, Inc. (“Sunstone”) and its subsidiaries and affiliates (together with Sunstone, and their and its successors and assigns, the “Company”) in order to promote the Company’s long-term growth and profitability. It is intended that any Award (as defined in Section 5(c)) payable under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and this Plan shall be limited, construed and interpreted accordingly.

Section 2. Administration.

(a) General. Subject to Section 2(d), this Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of Sunstone (the “Board”), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of Sunstone, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3). Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(b) Role of the Committee. The Committee shall have full authority to administer this Plan, including, without limitation, the authority, in its sole and absolute discretion, to: (i) exercise all of the powers granted to it under this Plan, including designating individuals as Participants (as defined in Section 4(a) in this Plan) and establishing Performance Goals (as defined in Section 5(a)) in accordance with Section 5(a); (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations and take all actions necessary or advisable in administering this Plan (including, without limitation, calculating the size of the Award payable to each Participant and certifying the attainment of Performance Goals); (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations.

(c) Procedures; Decisions Final. Actions of the Committee shall be made by the vote of a majority of its members. The determination of the Committee on all matters relating to this Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

(d) Delegation. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any Award payable under this Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation shall not be effective and shall be void ab initio.

(e) No Liability. No member of the Board or the Committee or any employee of the Company (each such person, a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award. Each Covered Person shall be indemnified and held harmless by Sunstone against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any such action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with Sunstone’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that Sunstone shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Sunstone gives notice of its intent to assume the defense, Sunstone shall have sole control over such defense with counsel of Sunstone’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of, and shall not be deemed to limit or modify, any other rights of indemnification or the advancement of expenses to which Covered Persons may be entitled under Sunstone’s Articles of Amendment and Restatement or Bylaws, as a matter of law, or otherwise, or any other power that Sunstone may have to indemnify such persons or hold them harmless.

Section 3. Performance Period.

This Plan shall operate for successive periods (each a “Performance Period”). The first Performance Period shall commence on January 1, 2008 and shall terminate on December 31, 2008. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years to the extent consistent with Treasury Regulation Section 1.162-27(e)(2), as determined by the Committee.

Section 4. Eligibility and Participation.

(a) Participants. Prior to the 90th day after the beginning of the Performance Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2) (the “Participation Date”), the Committee shall designate those individuals who shall participate in this Plan for each Performance Period (the “Participants”).

(b) Changes During a Performance Period. Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period, to remove Participants from this Plan for that Performance Period and (ii) prior to the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)), to add Participants to this Plan for a particular Performance Period.

Section 5. Award Amounts.

(a) Establishment of Performance Goals and Formula. The Committee shall establish the objective performance goals (the “Performance Goals”) for a Performance Period in writing while the outcome of the Performance Goals is substantially uncertain and no more than 90 days after the commencement of the Performance Period or, if the Performance Period is less than 360 days, the number of days that is equal to 25% of the days in the Performance Period. At the same time the Performance Goals are established, the Committee shall prescribe a formula to determine the amount of the Award which may be payable based upon the level of attainment of the Performance Goals during the Performance Period.

(b) Performance Goals. The Performance Goals shall be based on one or more of the following business criteria with regard to the Company (or a subsidiary, division, other operational unit or administrative department of Sunstone):

(i) the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets;

(ii) the attainment of certain levels of, or a percentage increase in, after-tax or pre-tax profits or net income, including without limitation that attributable to continuing and/or other operations;

(iii) the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions;

(iv) earnings as determined by generally accepted accounting principles (“GAAP”);

(v) funds from operations (“FFO”) or FFO per share;

(vi) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(vii) the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations;

(viii) the attainment of certain levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital);

(ix) the attainment of certain levels of, or a percentage increase in, return on stockholder equity;

(x) the attainment of certain levels of, or a percentage increase in, market share;

(xi) the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of Sunstone common stock;

(xii) the growth in the value of an investment in Sunstone common stock assuming the reinvestment of dividends;

(xiii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales);

(xiv) the attainment of certain levels of, or a specified increase in, economic value-added targets based on a cash flow return on investment formula; or

(xv) adjusted FFO or adjusted FFO per share, which means FFO or FFO per share adjusted for non-recurring items including, but not limited to, write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, write-off of loan premiums, adjustments relating to prior periods, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes.

In addition, Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of Sunstone) performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

In the Committee’s discretion, the Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding, offsetting or adjusting for specified events or changes, such as changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), special expenses and charges and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(c) Calculation of Award. Following the completion of each Performance Period, the Committee shall calculate each Participant’s award amount based on the level of attainment of the Performance Goals and the pre-established formula. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the award amount for any Participant for a particular Performance Period regardless of the level of attainment of the Performance Goals at any time prior to the payment of the awards to Participants pursuant to Section 6 (a Participant’s award amount for each Performance Period, as so reduced, the “Award”).

(d) Maximum Award. Notwithstanding anything to the contrary in Section 5(c), under no circumstances shall Awards to any single Participant for any Performance Period exceed the following limits: (i) for cash-based Awards, no more than $5,000,000; and (ii) for equity-based Awards, no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof.

(e) Certification. Following the completion of each Performance Period and prior to any Award payment, the Committee shall certify in writing whether the Performance Goals for such Performance Period have been met and, if they have, certify the amount of the applicable Award.

(f) Termination During a Performance Period. If a Participant’s employment with the Company terminates for any reason before the end of a Performance Period, the Participant shall not be entitled to any Award under this Plan.

Section 6. Form of Payment of Award Amount.

Each Participant’s Award shall be payable by the Company, in the discretion of the Committee, in cash and/or as a Sunstone equity-based award of equivalent value (provided that in determining the number of Sunstone restricted stock units, restricted shares of Sunstone common stock or unrestricted shares of Sunstone common stock that is equivalent to the dollar amount of a cash-based award, such dollar amount shall be divided by the average closing price of Sunstone common stock for the 20 trading days that is three days before the Committee meets to certify whether the performance goals have been met (with fractional shares being rounded to the nearest whole share)). The cash portion of an Award, if any, (i) shall be paid by March 15th in the fiscal year after the fiscal year in which the Performance Period in which it is earned is completed, but not before the Committee certifies in writing that the Performance Goals for such Performance Period were met, unless otherwise determined pursuant to Section 7(l) and (ii) shall be paid in U.S. dollars. Any equity-based award shall be subject to such terms and conditions as the Committee and the administrative committee of the equity-based plan under which such equity-based award is granted may determine.

No Participant shall have any right to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant’s Award, that such Award shall be paid and the method and timing of its payment.

Section 7. General Provisions.

(a) Amendment, Termination, etc. The Board (or a duly authorized committee) reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate this Plan, including in any manner that adversely affects the rights of Participants. No amendment that would require stockholder approval in order for any Award to be paid pursuant to this Plan to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of Sunstone as required by Section 162(m) of the Code and the regulations thereunder.

(b) Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void and shall not be recognized or given effect by the Company.

(c) Plan Creates No Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

(d) Governing Law. All rights and obligations under this Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

(e) Tax Withholding. In connection with any payments to a Participant or other event under this Plan that gives rise to a federal, state, local or other tax withholding obligation relating to this Plan (including, without limitation, FICA tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to this Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(f) Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(g) No Third Party Beneficiaries. Except as provided in Section 7(b), this Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(h) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

(i) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(j) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

(k) Plan Subject to Stockholder Approval. This Plan is adopted subject to the approval of the stockholders of Sunstone at the Company’s 2008 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no Award shall be payable hereunder absent such stockholder approval. In addition, no further Awards shall be paid under this Plan with respect to Performance Periods that begin after December 31, 2012, unless the stockholders of Sunstone re-approve this Plan.

(l) Section 409A of the Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code as a “short term deferral” and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment to be made to a Participant is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In addition, to the extent that any payment to be made to a Participant, who is a “specified employee” (within the meaning of Section 409A of the Code), in connection with the Participant’s separation of service with the Company (within the meaning of Section 409A of the Code) would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after a Participant’s termination of service (within the meaning of Section 409A of the Code) with the Company (or earlier death, disability or change of control (each within the meaning of Section 409A of the Code)).

(m) Term of Plan. This Plan will continue until suspended or terminated by the Board (or an authorized committee) in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code to the extent applicable.